                                                                Exhibit 7(e)(ii)

                              ASSIGNMENT AMENDMENT

CUNA Mutual Life Insurance Company (formerly known as Lutheran Mutual Life Insurance Company and Century Life of America) and The Lincoln National Life Insurance Company, have in effect as of the date this Assignment Amendment is executed the reinsurance treaties listed on Exhibit A, attached hereto and incorporated herein by reference (the "Treaties"). The parties hereby agree as follows:

1. Effective December 31, 2007: (a) CUNA Mutual Life Insurance Company assigns the Treaties to CUNA Mutual Insurance Society; (b) any references to "CUNA Mutual Life Insurance Company," "Century Life of America," or "Lutheran Mutual Life Insurance Company" in any Treaty will be changed to "CUNA Mutual Insurance Society"; and the Treaties will be deemed amended in accord with the foregoing. The terms and conditions of the Treaties otherwise remain unchanged.

2. As of the consummation of the above-described assignment, the Treaties will be deemed assumed by CUNA Mutual Insurance Society, and CUNA Mutual Insurance Society will be bound by their terms and conditions as successor in interest to CUNA Mutual Life Insurance Company.

Agreed to and accepted:

CUNA Mutual Insurance Society           The Lincoln National Life Insurance
                                        Company


By: /s/ Steven R. Suleski               By: /s/ Ronald L. Stopher
    ---------------------------------       ------------------------------------
Name: Steven R. Suleski                 Name: RONALD L. STOPHER
Title: VP Assoc. General Counsel        Title: SENIOR VP
Date: 12/14/07                          Date: 12/11/2007

                                    EXHIBIT A

                    TREATY
TREATY NUMBER   EFFECTIVE DATE
-------------   --------------
3114501             9/1/70
3114601             1/1/82
3114901             1/1/87
3115301             4/1/00